As filed with the Securities and Exchange Commission on October 5, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
____________________

PS BUSINESS PARKS, INC.

(Exact Name of registrant as Specified in its Charter)

California	95-4300881
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

701 Western Avenue
Glendale, California 91201
(Address of Principal Executive Offices)

PS Business Parks, Inc. 2012 Equity and Performance-Based Incentive Compensation Plan
 (Full Title of the Plan)

Stephanie G. Heim, Esq.
PS Business Parks, Inc.
701 Western Avenue
Glendale, California 91201
(818) 244-8080
(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☑                                                                                                                     Accelerated filer  ☐

Non-accelerated filer  ☐  (Do not check if a smaller reporting company)                                                                                                                         Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1) (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of registration Fee

Common Stock, par value $0.01 per share ("Common Stock")	1,444,500	$66.465	$96,008,693.50	$13,095.59

(1)

Includes (a) 1,000,000 shares of Common Stock reserved for issuance under the PS Business Parks, Inc. 2012 Equity and Performance-Based Incentive Compensation Plan (the “2012 Plan”), plus (b) 444,500 shares of Common Stock subject to stock options and restricted stock units granted under the 2003 Stock Option and Incentive Plan, which, if such grants expire or are cancelled or terminated or otherwise reacquired by the Company after April 30, 2012, will be reserved for issuance under the 2012 Plan.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such undeterminable number of additional shares of Common Stock as may become issuable by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, combination or exchanges of shares, or any other similar change affecting the Common Stock.  No additional registration fee is included for these shares.

(3)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on October 1, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Information required by Part I of Form S-8 will be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Securities and Exchange Commission (the “Commission”) allows PS Business Parks, Inc. to incorporate by reference the information that PS Business Parks, Inc. discloses in its filings with the Commission. Incorporation by reference means that PS Business Parks, Inc. can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that PS Business Parks, Inc. files with the Commission will automatically update and may supplement or supersede this information. The following documents previously filed by PS Business Parks, Inc. with the Commission (File No. 1-10709) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	Annual Report on Form 10-K for PS Business Parks, Inc., Inc. for the fiscal year ended December 31, 2011;

(b)	Quarterly Reports on Form 10-Q for PS Business Parks, Inc., Inc. for the quarters ended March 31, 2012 and June 30, 2012;

(c)	The portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011;

(d)
Current Reports on Form 8-K for PS Business Parks, Inc. filed with the Commission on January 6, 2012; January 12, 2012 (two reports); February 24, 2012; May 1, 2012; May 7, 2012; September 5, 2012; and September 7, 2012; and

(e)	The description of PS Business Parks, Inc.’s shares of common stock, $0.01 par value per share, contained in PS Business Parks, Inc.’s Registration Statement on Form 8-A effective September 8, 2008.

        All documents subsequently filed by PS Business Parks, Inc. pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document. Unless expressly incorporated into this registration statement, a report furnished on Form 8-K shall not be incorporated by reference into this registration statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to certain exceptions, under California law, a corporation has the power to indemnify agents (as defined in Section 317 of the California Corporations Code) of the corporation against expenses and other amounts incurred in connection with certain legal proceedings if the agents acted in good faith.  The Registrant’s directors and officers are considered agents of the Registrant for this purpose.

Article V of the Registrant’s Restated Articles of Incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law.  Article VI of the Articles of Incorporation provides that the Registrant is authorized to provide indemnification of agents through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.  See Articles V and VI of the Articles of Incorporation (Exhibit 3.1), which are incorporated herein by this reference.

Article VII of the Registrant’s Restated Bylaws provides that the Registrant shall indemnify each of its agents to the maximum extent permitted by the California General Corporation Law, as the same exists on the date of adoption of this Article VII or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior to such amendment or interpretation), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation.  Article VII also permits the Registrant to purchase and maintain insurance on behalf of any agent of the Registrant against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such whether or not the Registrant would have the obligation to indemnify the agent against that liability under the provisions of the Article VII.  See Article VII of the Restated Bylaws (Exhibit 3.24), which is incorporated herein by this reference.

The Registrant maintains liability insurance on behalf of its agents. The Registrant has also entered into indemnity agreements with its management and non-management directors and executive officers.  The agreements permit the Registrant to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Registrant from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination.  The indemnification and limitations on liability permitted by the Articles of Incorporation and the agreements are subject to the limitations set forth by California law.  The Registrant believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the Registrant.

Item 7. Exemption From Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      The exhibits to this Registration Statement are listed on the Exhibit Index which appears elsewhere herein and is incorporated by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:
	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 5th day of October 2012.

PS BUSINESS PARKS, INC.

By:	/s/ JOSEPH D. RUSSELL, JR.
Joseph D. Russell, Jr.
President and Chief Executive Officer

Each person whose signature appears below hereby authorizes Joseph D. Russell, Jr., Edward A. Stokx and Stephanie G. Heim, and each of them, as attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 5, 2012.

Name	Title	Date

/s/ RONALD L. HAVNER, JR.	Chairman of the Board and Director	October 5, 2012
Ronald L. Havner, Jr.

/s/ JOSEPH D. RUSSELL, JR.	President, Chief Executive Officer and	October 5, 2012
Joseph D. Russell, Jr.	Director (principal executive officer)

/s/ EDWARD A. STOKX	Chief Financial Officer (principal financial	October 5, 2012
Edward A. Stokx	officer and principal accounting officer)

/s/JENNIFER HOLDEN DUNBAR
Jennifer H. Dunbar	Director	October 5, 2012

/s/ JAMES H. KROPP
James H. Kropp	Director	October 5, 2012

/s/ SARA GROOTWASSINK LEWIS
Sara Grootwassink Lewis	Director	October 5, 2012

s/ MICHAEL V. MCGEE
Michael V. McGee	Director	October 5, 2012

/s/ GARY E. PRUITT
Gary E. Pruitt	Director	October 5, 2012

/s/ PETER SCHULTZ
Peter Schultz	Director	October 5, 2012

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion re legality (filed herewith)

10.1
PS Business Parks, Inc. 2012 Equity and Performance-Based Incentive Compensation Plan ( the “2012 Plan” and incorporated herein by reference to Ex. 10.2 to PS Business Parks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012).

10.2	Form of Stock Option Agreement under the 2012 Plan (incorporated herein by reference to Ex. 10.2 to PS Business Parks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012).

10.3	Form of Restricted Stock Unit Agreement (incorporated herein by reference to Ex. 10.3 to PS Business Parks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012).

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of Counsel (included in Exhibit 5.1

24.1	Powers of Attorney (included on the signature page hereto)